UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust
(Name of the Registrant as Specified In Its Charter)

SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
ART-FGT FAMILY PARTNERS LIMITED
TESSLER FAMILY LIMITED PARTNERSHIP
ERIC L. OLIVER
ALLAN R. TESSLER
HORIZON KINETICS LLC
MURRAY STAHL
HORIZON ASSET MANAGEMENT LLC
KINETICS ADVISERS, LLC
KINETICS ASSET MANAGEMENT LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

*****

IMPORTANT INFORMATION

On April 9, 2019, SoftVest, L.P. (“SoftVest LP”) filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Horizon Asset Management LLC, Kinetics Advisers, LLC, Kinetics Asset Management LLC and Murray Stahl may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

*****

The following are press releases made available by SoftVest LP on May 20, 2019:

INVESTOR GROUP RELEASES LETTER FROM TRUSTEE NOMINEE ERIC OLIVER IN RESPONSE TO INQUIRIES OF INCUMBENT TRUSTEES OF TEXAS PACIFIC LAND TRUST (TPL)

Calls on TPL Trustees to Similarly Provide Requested Information to Shareholders By Today

DALLAS, TEXAS (May 20, 2019) – SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners (the “Investor Group”), which collectively beneficially own over 25% of the outstanding shares of Texas Pacific Land Trust (NYSE: TPL) (the “Trust” or “TPL”), issued today the following response from Eric Oliver to various questions posed by the TPL Trustees last Thursday evening:

Dear Trustees:

Please find below responses to your nine questions posed to me in your letter dated May 16, 2019.  I ask that you also provide all responses to the questions posed to you on May 17, 2019.

For convenience I reproduce below your questions, followed by my answers.

Q1:
In the quarterly and annual reports of AMEN Properties, LLC (“AMEN”), you are described as serving on the board of the “First National Bank of Midland.” We have been unable to confirm that any such bank exists. A shareholder of AMEN pointed this out to you in a letter as early as 2012 (the letter is attached hereto as Exhibit A) and asked you to explain also several other contradictions in your resume. Please provide an explanation of these discrepancies.

A:	FirstCapital Bank of Texas, National Association was formerly known as First National Bank of Midland and changed its name to FirstCapital Bank of Texas, National Association in July 2010.

I first invested in First National Bank of Midland in 1998, and went on its initial Board of Directors in 1998. I served until early 2002.  I was then an advisory director until 2006.

You are correct that a clerical error on publications made by AMEN incorrectly indicated under my bio that I continued to be a director of the bank after I had already stepped down.  I have taken note, and will make sure the correction is made in future publications.  Thank you.

As to the rest of your Exhibit A letter, which suspiciously I have no record of receiving:

•
SoftSearch Investments, Inc. reorganized into SoftSearch Investments, LP. I served as President of the SoftSearch Investments, Inc. and I am the managing member of the General Partner of SoftSearch Investments, LP.

•	I served on the Board of Directors of Love and Care Ministries, an inner city homeless initiative, from 1999 until 2016.
Q2:
According to your video released on April 16, 2019, former General Agent and Chief Executive Officer Roy Thomas entrusted you over ten years ago with confidential surface maps of the Trust. Please address whether you have used that confidential information to acquire any assets, trade any securities (or options), or pursue any commercial or financial ventures, whether personally or through any entity under your direction.

A:
As noted in my April 16, 2019 video, Roy Thomas provided me certain maps over ten years ago that show the surface and non-participating royalty interest (NPRI) acreage of Trust properties.  But I did not say in the video that the information was “confidential,” as your question incorrectly states.  In fact, all of the information on the maps is public information and filed in each county where the properties reside.  The Trust has also previously included a map depicting the Trust’s surface acreage in its annual reports.  Furthermore, there is also a link on the Trust’s website under the heading “Maps” showing the same.

Q3:
In its governing documents, AMEN committed to donate 10% of its earnings to Christian charitable organizations. It appears that beginning as early as 2015, AMEN stopped making these donations and instead began paying a “tithing” dividend to its shareholders with no obligation to make a donation. Based on AMEN’s public disclosures, it appears that you and your family members are among the largest shareholders of AMEN and that there was no shareholder vote to change the governing documents of AMEN. Please provide an explanation of the apparent discrepancy with respect to the AMEN governing documents as well as an explanation of this apparent conflict of interest.

A:	This issue has already been publicly disclosed by AMEN in press releases going back to 2015, which your advisors and/or private investigators seem to have missed.
“Amen’s bylaws require that the Company donate approximately 10% of its net profits to persons or entities expected to make ‘significant efforts to propagate the Gospel of Jesus Christ.’ Given the Company’s current tax-free status by virtue of its net operating losses, the Board feels it is more prudent and effective to pay the tithe directly to shareholders and allow them to pass the funds along as they see fit.”1

If you deem it relevant, you can rest assured knowing that my family and I have contributed significant sums to Christian (and non-Christian) charitable organizations.

[1]	https://www.businesswire.com/news/home/20150313005730/en/Amen-Properties-Reports-Results-Fourth-Quarter-2014

Q4:
Santa Monica Partners, a 0.2% shareholder of the Trust, acquired its shares immediately after you launched the proxy contest and issued a Schedule 13D (required only by shareholders owning 5% or more) in support of your candidacy. As described in our investor presentation dated April 25, 2019, Santa Monica has a longstanding relationship with Horizon Kinetics and its co-founder Murray Stahl. As a consequence, it appears that Santa Monica may be an undisclosed member of your group and a hidden participant in your proxy solicitation, in violation of Regulation 13D and Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. Please provide an explanation of this relationship and why the relationship with Santa Monica was not disclosed.

A:
Per your request, I have inquired on the subject, and have been advised that Santa Monica Partners has owned shares of the Trust since 2005, not “immediately after [we] launched the proxy contest” as you claim.  The 112 Trust shares purchased that Santa Monica Partners disclosed in their Schedule 13D, of course, reflects only transactions made within the last 60 days of the filing; total ownership by Santa Monica Partners was listed as 17,892 shares.  Nonetheless, I have been further advised that Mr. Stahl and other professionals certainly know Santa Monica Partners, and dozens of other funds in New York City and around the country who own the Trust.  I see no basis for having to disclose the relationship in the context of this proxy contest, as we neither formed a group for Regulation 13D purposes, nor did they become “participants” in the solicitation for Regulation 14A purposes.  If you have any specific information that leads you and your advisors to a different legal conclusion, you are certainly free to share the facts and conclusions with me, the Investor Group and other TPL shareholders.

Q5:
Universal Guaranty Life Insurance Company (“UGLIC”), a holder of 39,000 shares of the Trust, issued a press release in “enthusiastic support” of you. As described in our investor presentation dated April 25, 2019, UGLIC has a longstanding relationship with you. We also learned that you were an 8.2% shareholder of UGLIC as recently as 2016. As a consequence, we have reason to believe that UGLIC is an undisclosed member of your group and a hidden participant in your proxy solicitation, in violation of Regulation 13D and Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. Please provide an explanation of this relationship and why the relationship with UGLIC was not disclosed.

A:
We are not part of any Regulation 13D “group” with UGLIC, and have so confirmed with counsel.  I have also reviewed the definition of “participant” with our counsel, and can confirm that UGLIC is not a participant of SoftVest’s solicitation for Regulation 14A purposes.

I note that UGLIC’s press release on April 16 was fully transparent that I introduced UGLIC to TPL 10 years ago, so I hope you did not have to spend too much of TPL shareholders’ money to “learn” about my relationship with UGLIC.

Q6:
During your tenure as AMEN’s Chair and CEO, your investment firm SoftVest provided AMEN a preferred promissory note that financed a royalty acquisition in late 2007.  Please explain what efforts were taken to ensure that this related party transaction was negotiated on an arms-length basis such that it did not constitute unlawful self-dealing.

A:
With respect to this financing provided by SoftVest to AMEN almost 12 years ago, I recall recusing myself from AMEN Board meetings regarding such financing and taking other steps suggested by counsel at that time.  All information related to the transaction, including copies of the relevant agreement, were fully disclosed at the time in accordance with federal securities law requirements.

Q7:
We have reason to believe that your group has engaged in undisclosed proxy solicitation using various online sources, including forums, paid investment discussion websites and blogs.  Please explain whether your group, or others at your group’s direction or in consultation with it, have engaged in such undisclosed proxy solicitation in connection with your candidacy.

A:
I respectfully submit that your question makes no sense. As you know, both sides are actively engaged in solicitation of proxies. Both sides have filing obligations with the SEC, and the Investor Group has certainly completed all required filings. I can very much confirm that.

If your question is whether the Investor Group is buying online ads or web content like you are, the answer is no.

Q8.
We have reason to believe that your group and your affiliates and associates, directly and indirectly, own a significant number of oil and gas interests, at least some of which are located in the Permian Basin through various entities, including AMEN, SoftVest and affiliated entities. Please describe those interests and explain whether they do business with or compete with the Trust, or are in a position to profit from the activities of the Trust.

Q9.
We have reason to believe that your family members, including your brother and sons, own a significant number of oil and gas interests, at least some of which are located in the Permian Basin through various entities. Please describe those interests and explain whether they do business with or compete with the Trust, or are in a position to profit from the activities of the Trust.

A8&9:
Myself, plus my affiliates and family members, own just under 4,000 net acres of surface. Based on the information the Trust has made available, less than 100 of those net acres are within nine miles of TPL acreage.

I am not aware of any conflicts of interest between myself, affiliates and direct family members, on one hand, and TPL, on the other hand.  If any were to arise in the future (or if facts exist that have not been disclosed currently by TPL), then I will of course recuse myself of any relevant discussion as is proper governance practice.

Trustee Questionnaire

With respect to your questionnaire, you can rest assured that I completed a full and proper questionnaire from counsel in connection with preparing and filing SoftVest’s proxy statement, such that all information required to be disclosed under federal securities laws or otherwise has been properly disclosed to shareholders in SoftVest’s own proxy statement.  Your statement questioning why I failed to answer “even a single question” of your questionnaire shows the bad faith with which you are proceeding, as you very well know (or should have been advised by your counsel) that the answer to all legitimate questions are reflected in the proxy statement that SoftVest publicly filed with the SEC back in April.

As I am sure you fully appreciate, the questionnaire “issue” is simply smoke and mirrors: your advisors constructed said questionnaire in a manner that, based on the very subjective and open-ended nature of some of the questions, invites foot faults that you could then try to exploit to delay the shareholder vote. Given the way you have conducted this proxy contest, it is most likely in our view that we should expect you to act in such manner.  And it is frankly irrelevant that your nominee General Cook completed the same questionnaire in 24 hours, as he could be sure that your legions of outside consultants would not be pouring over it to find such foot faults and use them in an effort to delay the vote.

I reiterate the message delivered in March on this same topic.  As you both know, when Allan Tessler privately submitted by nomination last February, you did not ask for any questionnaire, nor did you extend the courtesy of an interview before your decision to reject my nomination. Instead, you publicly announced four days later, on March 4, 2019, your decision to nominate Preston Young to fill the newly-created vacancy.  By the time you delivered your questionnaire to me later that month you had already made a decision regarding my nomination and your intent to oppose it. Like I said, smoke and mirrors.

Your May 16, 2019 letter very vaguely implies that completion of your questionnaire is a pre-requisite to serve as trustee of TPL. This is not a position you had previously stated, and is certainly nowhere disclosed in your public filings, which raises a host of historical disclosure and fiduciary issues for you and your predecessor trustees and their estates.  It is also quite troubling that you would first raise this point less than one week before the special meeting.

If you indeed currently take the position that you must demand a questionnaire, I assume your legal counsel has conducted extensive legal research in support of such claim. In order to expedite this dialogue and reduce costs to TPL, I respectfully request that you provide me and all shareholders with legal authority, such as case law or treatises, APPLICABLE TO TPL, that support such claim.
Sincerely,

Eric Oliver

PS.  At the end of the letter, you state that somehow we “altered” the text of your May 8, 2019 communication.  We noted that you had misspelled Allan Tessler’s first name, and highlighted one particularly offensive sentence. In both instances we very clearly highlighted for readers that such highlight was ours.

But to avoid any further unfounded statements that we improperly altered your correspondence, we again reproduce the entirety of the text of your e-mail where you threaten to frustrate our governance goals for ten years if we do not settle with you:

*Subject to Settlement Privilege/Confidential*

Murray and Alan,

This email is confidential and subject to settlement privilege.

John and I will be both in New York this Friday and we believe we should use the opportunity to meet.

While we were pleased to receive the recommendation from ISS yesterday, we understand that this will remain a close election.

John and I are solely focused on doing what’s best for the Trust and its shareholders.  You should realize by now that we have genuine concerns about Eric Oliver, shared by ISS and many other shareholders and our employees.  To be frank, we’d be surprised if you didn’t share at least some of our concerns.  Even if you should be truly unconcerned about all the unanswered questions about Mr. Oliver’s experience and track record, you surely realize that your best case scenario means that you’d end up with only one out of three trustees.  Consequently, even if you’d prevail in the election contest, you could not achieve any of your ultimate goals without our cooperation until another vacancy opens up (and it may be another decade until that happens).  At the same time, your campaign made it abundantly clear that you – and many other shareholders – would like to see significant change at TPL.  We recognize that and remain open to working with you to achieve that change in a manner that respects the interests of all shareholders.

Therefore, we would propose an in-person meeting of you and us to explore a collaborative resolution of the overall situation.  We believe it would be most constructive to meet without the candidates (even though we’d be happy for you to meet General Cook, who is objectively an outstanding individual).

Please let us know whether you’re available to meet this Friday – we can be flexible to accommodate your schedule.

John and Dave

DAVID BARRY
Partner
Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Tel: (212) 808-7618
Cell: (914) 645-1893

WWW.KELLEYDRYE.COM
dbarry@kelleydrye.com

***

Important Information

SoftVest, L.P. has filed a definitive proxy statement with the United States Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests for the election of a new trustee of TPL. Investors are strongly advised to read the proxy statement because it contains important information. Investors may obtain a free copy of the proxy statement from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

INVESTOR GROUP REPORTS ON LATEST EFFORTS BY TRUSTEES OF TEXAS PACIFIC LAND TRUST TO INTERFERE WITH SHAREHOLDER DEMOCRACY

Trustees and Their Advisors are Preventing Votes Cast Through Broadridge from Being Delivered to Investor Group

Investors Look Forward to Special Meeting on May 22, 2019

DALLAS, May 20, 2019 – SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners, which collectively beneficially own over 25% of the outstanding shares of Texas Pacific Land Trust (NYSE: TPL), issued today the following statement:

To the TPL Trustees:

As you know, many brokers that hold TPL shares on behalf of beneficial owners outsource the function of distributing proxy materials and tabulating votes to a company called Broadridge Financial Solutions, Inc. (“Broadridge”).  Many TPL shareholders have returned their white voting instruction forms to Broadridge, which would ordinarily aggregate all the votes cast for Eric Oliver and deliver to us an official vote and proxy that we can bring with us to the special meeting on Wednesday, May 22, 2019.

We were recently advised that you and your advisors have instructed and demanded that Broadridge not issue to us an official vote and proxy in advance of the special meeting that will convene this Wednesday. According to your instructions, Broadridge will not deliver to us an official vote and proxy until June 6, 2019.  In our view, this is simply unacceptable and unprecedented.

As we have previously stated, we believe that without a shareholder vote on May 22 you do not have the right or authority to adjourn, postpone or in any way delay the shareholder meeting you previously called to vote on the election of TPL’s third trustee.

The impact of your behind-the-scenes machinations at Broadridge are clear:  you are attempting to unilaterally disenfranchise every single TPL shareholder that has cast a vote for Eric Oliver through a Broadridge white voting instruction form, including tampering with the authority shareholders have legally granted to us to oppose any adjournment or delay effort.

Of course, as you know, even if Broadridge does not issue us a signed vote, we will know (through the daily reports received from Broadridge and other official records) exactly how many shares voted in favor of Eric Oliver as of the time shareholders convene on Wednesday.

We demand that you immediately instruct Broadridge to issue to us an official vote and proxy for votes cast so that we can bring it with us on May 22, 2019.  In your efforts to maintain your lifetime appointment as trustees, we believe you have gone yet another step too far going into dangerous territory by tampering with the integrity of the corporate voting system.  We encourage you to reconsider your actions in this regard.

Shareholders Deserve to be Heard at an Orderly May 22, 2019 Special Meeting

As we have previously disclosed, we intend to attend the May 22, 2019 meeting in person and oppose any efforts seeking to adjourn or otherwise delay a vote on the election of the third trustee.  We also intend to exercise our right as shareholders to otherwise address those present at the meeting.  Given the steps you have taken at Broadridge to continue to thwart the voice of shareholders, we now believe that you and your advisors are prepared to stop at nothing to impede the process of bringing the third trustee matter to a shareholder vote.

We are deeply concerned that you and your agents may go to even greater lengths to concoct an excuse to interrupt or disrupt the special meeting on May 22, 2019.  We hope the trustees put the gamesmanship aside and let the shareholders’ voice be heard.

We request that before this coming Wednesday you publicly disclose to shareholders all the steps you and your counsel (at whose offices the meeting will occur) have taken or will take to consider and provide for all potential “eventualities.”  For example, we expect you to disclose any written and oral instructions given to security personnel, including as to how they should handle disruptive shareholders and controversies, if any were to emerge, the number of in-person attendees you currently anticipate at the meeting, and the proactive steps you have taken to handle the need for any overflow at the meeting.

We look forward to promptly hearing from you.

Sincerely,

SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners

cc: Peter R. Gleason
President and CEO
National Association of Corporate Directors
1515 N. Courthouse Road, Suite 1200
Arlington, VA 22201

***

Important Information

SoftVest, L.P. has filed a definitive proxy statement with the United States Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests for the election of a new trustee of TPL. Investors are strongly advised to read the proxy statement because it contains important information. Investors may obtain a free copy of the proxy statement from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).